UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):

May 31, 2012

Penson Worldwide, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware
(State or Other Jurisdiction of Incorporation)
001-32878		75-2896356
(Commission File Number)		(IRS Employer Identification No.)
1700 Pacific Avenue, Suite 1400 Dallas, Texas 75201
(Address of Principal Executive Offices)

Registrant’s telephone number, including area code:

(214) 765-1100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On May 31, 2012, the U.S. broker-dealer subsidiary of Penson Worldwide Inc. (the “Company” or “we”), Penson Financial Services, Inc. (“PFSI”), entered into a Limited Liability Company Agreement and other definitive agreements with Apex Clearing Holdings LLC (“Apex Holdings”). Pursuant to the Limited Liability Company Agreement (the “LLC Agreement”), the Company and Apex Clearing Solutions LLC (“ACS”) have established Apex Holdings, which will be managed by ACS, a subsidiary of PEAK6 Investments, L.P. In addition, Broadridge Financial Solutions, Inc. (“Broadridge”) will transfer to Apex Holdings the ownership of its broker-dealer subsidiary (excluding certain assets and liabilities relating to its on-going outsourcing business), Ridge Clearing & Outsourcing Solutions, Inc., which will be renamed “Apex Clearing Corporation” (“Apex Clearing”), and become a wholly-owned subsidiary of Apex Holdings.

In connection with the above described transactions, PFSI entered into an Assignment and Assumption Agreement with Apex Holdings (the “AAA”), dated May 31, 2012, pursuant to which PFSI agreed to (i) sell and transfer to Apex Clearing the customer and correspondent accounts and related contractual rights of PFSI under its securities clearing contracts and other related assets, (ii) transfer to Apex Clearing certain related liabilities and (iii) contribute net assets valued at a total of $90.0 million towards the regulatory capital of Apex Clearing (collectively, the “Acquired Assets”) in consideration for the issuance of membership interests representing approximately 94% of the equity interests in Apex Holdings. In addition, ACS agreed to contribute $5.0 million in cash for membership interests representing approximately 5% of the equity interests in Apex Holdings, and certain other investors agreed to contribute a total of $1.0 million in cash for membership interests representing an aggregate of approximately 1.0% of the equity interests in Apex Holdings. Furthermore, ACS and certain of its affiliates have agreed to provide $35.0 million in subordinated loans to Apex Clearing (the “Subordinated Loans”). The Subordinated Loans will qualify for treatment as regulatory capital of Apex Clearing. Accordingly, Apex Clearing is expected to have approximately $130.0 million in regulatory capital at the closing of the transactions (“Closing”). ACS has the option, from time to time, to purchase all or a portion of PFSI’s membership interest in Apex Holdings at an amount equal to 120% of the then current value of PFSI’s capital account. Furthermore, within 10 business days of Closing, PFSI is required to deposit $2.0 million in an escrow account to support PFSI’s obligations to indemnify Apex Holdings, ACS and their affiliates under the AAA, and the escrow amount may be released to PFSI five (5) years after the Closing.

To provide additional funding for Apex Clearing’s operations, (i) ACS will enter into a Credit Agreement (the “ACS Credit Agreement”) with Apex Clearing, pursuant to which ACS will provide a $10.00 million unsecured line of credit to Apex Clearing and (ii) PFSI will enter into a Credit Agreement (the “PFSI Credit Agreement,” together with the ACS Credit Agreement, the “Credit Agreements”) with Apex Clearing, pursuant to which PFSI will provide a $12.0 million unsecured line of credit to Apex Clearing. The borrowings under the Credit Agreements will bear interest at the rate of 7% per annum, and the Credit Agreements will have a term of six (6) months.

Apex Clearing and Broadridge will enter into a 10-year master services agreement pursuant to which Broadridge will agree to provide Apex Clearing with certain technology and services, similar to those currently provided by Broadridge to PFSI, that are necessary or required for Apex Clearing to operate its securities clearing business following the Closing.

The Company and its subsidiary, Nexa Technologies Inc. (“Nexa”), have entered into an Indemnity and Support Agreement, pursuant to which they have agreed to indemnify Apex Holdings, ACS and their affiliates against certain claims for its losses incurred under the AAA or other transaction documents.

Transition Services Agreement

In connection with the transactions described above, PFSI and Nexa will enter into a Transition Services Agreement with Apex Holdings and Apex Clearing (the “TSA”), pursuant to which PFSI and Nexa agree to provide various transitional support services to Apex Holdings and Apex Clearing, including the continued servicing of various customer contracts to be transferred to Apex Clearing and other services to ensure a smooth transition of the business and compliance with certain applicable reporting and regulatory requirements. The initial term of the TSA is twelve (12) months, which may be extended by Apex Holdings for up to an additional six months. The amounts to be paid to PFSI under the TSA are expected to substantially cover the expenses of providing the transition support services. In addition, Nexa and PFSI will enter into license agreements, pursuant to which Nexa and PFSI will grant certain licenses to Apex Clearing to use certain intellectual property in order, among other things, to enable Apex Clearing to perform its obligations under the clearing and customer contracts assigned to Apex Clearing and to conduct its clearing, settlement and execution business. As services are transitioned to Apex Clearing, the Company anticipates that the services required from PFSI under the TSA, and the associated payments from Apex Clearing, will be reduced proportionately. Apex Holdings and Apex Clearing will continue to utilize the Broadridge technology platform and the Company does not anticipate that customers transferring to Apex Clearing will need to undergo a conversion in connection with their transfer.

Termination and Mutual Release Agreement

In connection with the transactions described above, the Company will also enter into a Termination and Mutual Release Agreement with Broadridge (the “Release Agreement”), pursuant to which the Company and Broadridge agree to (i) terminate the Schedules under the Master Services Agreement by and between the Company and Broadridge, dated November 2, 2009 (collectively the “Master Services Agreement”), other than to the extent necessary to provide the transition services under the Services Agreement and to continue to service the Company’s Canadian subsidiary, Penson Financial Services Canada, Inc. (“PFSC”); and (ii) terminate, discharge and release in full the Company’s obligations, including all obligations to make principal and interest payments, under an unsecured subordinated note due June 25, 2015 (the “Ridge Seller Note”) with an outstanding principal amount of approximately $20.6 million issued to Broadridge. The Company and Broadridge will also mutually agree to release all claims arising under the Master Services Agreement, provided that Broadridge will retain claims of up to $20.0 million under the Master Services Agreement against PFSC while the Company will retain all of its rights under the Master Services Agreement to defend any such claims against PFSC.

Each of the AAA, TSA and Release Agreement contains or will contain customary and other representations and warranties by the parties. The completion of the transactions is subject to certain closing conditions, including the approval of certain regulatory and clearing agencies, funding of the Subordinated Loans, availability of overnight funding and execution and delivery of certain transaction documents. The parties expect to close the transactions in the next few days.

The foregoing descriptions are only a summary and is qualified in its entirety by the text of the AAA, TSA, the LLC Agreement, the PFSI Credit Agreement, the Release Agreement and the Indemnity and Support Agreement, copies of which will be filed as exhibits to the Company’s future periodic report with the Securities and Exchange Commission (“SEC”) pursuant to Regulation S-K promulgated thereunder.

On May 31, 2012, the Company announced the above transactions in a press release, a copy of which is filed as Exhibit 99.1 to this Current Report on Form 8-K (the “Form 8-K”) and incorporated into this Item 1.01 by reference.

Item 1.02	Termination of a Material Definitive Agreement.

The information relating to the termination of certain Schedules under the Master Services Agreement and the Ridge Seller Note as set forth under Item 1.01 of this Form 8-K is incorporated into this Item 1.02 by reference.

Item 2.05	Costs Associated with Exit or Disposal Activities.

At this time, the Company is not able in good faith to estimate (i) the total amount or range of amounts of costs expected to be incurred in connection with the Assignment, or (ii) the total amount or range of amounts of the charge that will result in future cash expenditures, if any, that might be required in connection with the Assignment. The Company expects to file an amended Current Report on Form 8-K under this Item 2.05 within four business days after it makes a determination of any such estimates or ranges of estimates.

Item 8.01	Other Events

Following the transactions as described in Item 1.01 above, the Company will no longer be a U.S. securities correspondent clearing broker-dealer, thus the transactions will result in a significant refocusing of the Company’s business. The Company’s primary business in the U.S. following the transactions will be as a third-party provider of clearing related operational and technology services, principally through Nexa, and the Company’s involvement in the U.S. clearing broker-dealer business will be limited to the Company’s investment in Apex Holdings. The Company will continue to operate its Canadian securities clearing business through its Canadian broker-dealer subsidiary, PFSC. The Company is continuing to explore strategic alternatives for PFSC.

The consummation of the transactions will significantly reduce the Company’s capital and liquidity requirements associated with its U.S. operations. Prior to the transactions, the Company had significant capital requirements in the U.S. in order to support the settlement of trades of its customers, its margin lending business and other clearing broker-dealer requirements associated with its clearing customers.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

99.1	Press release dated May 31, 2012.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Penson Worldwide, Inc.

Date: May 31, 2012	By:	/s/ Philip A. Pendergraft
Philip A. Pendergraft Chief Executive Officer